Exhibit 99.1

NEWS RELEASE

SPX Corporation Announces Expiration of Its Previously Announced Tender Offer and Consent Solicitation for its 7 5/8% Notes due 2014 and Call for Redemption of Remaining Outstanding 7 5/8% Notes due 2014

CHARLOTTE, NC — February 6, 2014 — SPX Corporation (NYSE:SPW) today announced the expiration and final results of its previously announced offer (the “Tender Offer”) to purchase for cash any and all of its 7 5/8% Notes due 2014 (the “Notes”) and related consent solicitation (the “Consent Solicitation”) to adopt certain amendments to the indenture governing the Notes.  The Tender Offer and the Consent Solicitation expired pursuant to its terms at 11:59 P.M., New York City time, on February 5, 2014 (the “Expiration Time”). The Tender Offer and Consent Solicitation were made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated January 8, 2014 (the “Statement”) and the related Consent and Letter of Transmittal.

Prior to 5:00 P.M., New York City time, on January 22, 2014 (the “Consent Deadline”), $340.26 million aggregate principal amount of Notes, representing approximately 68.05% of the outstanding Notes, had been validly tendered and not withdrawn. On January 23, 2014, SPX made a payment in cash for all Notes tendered prior to the Consent Deadline. Between the Consent Deadline and the Expiration Time, $10,000 aggregate principal amount of Notes, representing approximately 0.01% of the outstanding Notes, had been validly tendered and not withdrawn. On February 6, 2014, SPX made a payment in cash for all Notes tendered after the Consent Deadline but at or prior to the Expiration Time.

A total of approximately $159.73 million aggregate principal amount of the Notes remains outstanding. SPX today announced it has called for redemption all of its remaining outstanding Notes not purchased in the tender offer, with a redemption date of February 11, 2014 (the “Redemption Date”). The CUSIP number for the Notes is 784635 AL8. A notice of redemption has been mailed to all registered Holders of the Notes. Copies of the Notice of Redemption may be obtained from U.S. Bank National Association, the paying agent, by calling (800) 934-6802 (U.S. toll-free).

Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in Statement. Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent and Tender Agent, at (212) 269-5550 (banks and brokers), (800) 290-6426 (all others) or spx@dfking.com.

J.P. Morgan Securities LLC acted as Dealer Manager and Solicitation Agent for the Tender Offer and the Consent Solicitation.  Questions regarding the Tender Offer and the Consent Solicitation may be directed to the Dealer Manager and Solicitation Agent at (212) 270-1200 (collect) or (800) 245-8812 (toll free).

About SPX

Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with approximately $5 billion in annual revenue, operations in more than 35 countries and over 14,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

No Offer or Solicitation

This announcement is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in the Offer to Purchase and Consent Solicitation and, if given or made, such information or representation may not be relied upon as having been authorized by SPX, the Information Agent and Tender Agent or the Dealer Manager and Solicitation Agent.  None of SPX, the Information Agent and Tender Agent or the Dealer Manager and Solicitation Agent make any recommendation in connection with the Tender Offer or Consent Solicitation.

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Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “intends”, “plan”, “expect,” “anticipate,” “project”, “will” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com